                                                                    EXHIBIT 4.3
                            SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE dated as of May 15, 2001, between TV Guide, Inc., a Delaware corporation (the "Company"), on behalf of itself and each subsidiary listed that is a Subsidiary Guarantor under the Original Indenture (as defined below), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

                             W I T N E S S E T H

     WHEREAS, the Company and certain Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented by supplemental indentures dated as of June 29, 1999, May 5, 2000 and April 6, 2001, the "Original Indenture") dated as of March 1, 1999;

     WHEREAS, the Company is a wholly-owned subsidiary of Gemstar-TV Guide International, Inc., a Delaware corporation ("Parent");

     WHEREAS, Section 9.02 of the Original Indenture provides, among other things, that, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities then outstanding, the Company and the Trustee may amend the Original Indenture, except as provided therein;

     WHEREAS, the 8% Senior Subordinated Notes due 2009 (the "Notes") constitute the only Securities outstanding under the Original Indenture;

     WHEREAS, the Company desires to amend or delete certain provisions to the Original Indenture;

     WHEREAS, all action on the part of the Company necessary to authorize its execution, delivery and performance of the Original Indenture, as further supplemented by this Supplemental Indenture, has been duly taken;

     WHEREAS, the Company has solicited the consent (the "Consent Solicitation") of the Holders of the Notes to amendments (the "Amendments") to certain provisions of the Indenture pursuant to that certain consent solicitation statement dated May 14, 2001 (the "Consent Solicitation Statement");

     WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes have consented in writing to the Amendments; and

     WHEREAS, the Company and the Subsidiary Guarantors desire to execute and deliver, and have requested the Trustee to join in the execution and delivery of, this Supplemental Indenture for the purpose of amending certain provisions of the Original Indenture.

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Securities as follows:

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                                  ARTICLE ONE

                                   DEFINITION
                                   ----------

     Section 1.1 Definitions. When used herein, "Tender Offer Completion Event" shall mean such time as each of the following events shall have occurred: (i) Parent shall have completed a tender offer in accordance with the terms and conditions set forth in the Consent Solicitation Statement and (ii) each holder of Notes that has tendered Notes pursuant to the tender offer shall have received the Purchase Price in exchange therefor as provided in the Consent Solicitation Statement. All other capitalized terms used but not defined herein shall have the same meanings as in the Original Indenture.

                                  ARTICLE TWO

                        AMENDMENTS TO ORIGINAL INDENTURE
                        --------------------------------

     Section 2.1 Deleted Definitions. Upon the occurrence of the Tender Offer Completion Event, Sections 1.01 and 1.02 of the Original Indenture shall be amended by deleting the definition of each term that is used in the Original Indenture only in the Sections or subsections thereof that are deleted pursuant to Section 2.2. hereof; provided, that, all definitions and cross-references contained in Sections 4.06 and 4.10 of the Original Indenture shall be construed in accordance with the meanings ascribed thereto under the Original Indenture as in effect immediately prior to the date hereof (giving effect, however, to events that have occurred on or subsequent to the date hereof).

     Section 2.2 Deleted Provisions. Upon the occurrence of the Tender Offer Completion Event, the text of each of the following Articles, Sections, subsections or clauses of the Original Indenture shall be deleted in its entirety and replaced, in each case, by the words "Intentionally Omitted":

"Section 4.02. SEC Reports";

"Section 4.03. Limitation on Debt";

"Section 4.04. Limitation on Restricted Payments";

"Section 4.05. Limitation on Liens";

"Section 4.07. Limitation on Restrictions on Distributions from Restricted
               Subsidiaries";

"Section 4.08. Limitation on Transactions with Affiliates";

"Section 4.09. Limitation on Layered Debt";

"Section 4.12. Future Subsidiary Guarantors";

"Section 4.13. Maintenance of Non-Investment Company Status";

"Article V Surviving Company"; and

"Clauses (3), (4), (5), (6) and (8) of Section 8.02".


                                       2.

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     Section 2.3 Section 4.02 of the Original Indenture. Effective immediately upon execution and delivery of this Supplemental Indenture by the parties hereto, the following text shall be added to the end of Section 4.02 of the Original Indenture:

     "Notwithstanding the foregoing, during the forty-five day period beginning on May [insert fifth day prior to receipt of Requisite Consents], 2001, the Company shall not be subject to the provisions of this Section 4.02. If the Tender Offer Completion Event has not occurred by the end of such forty five-day period, the Company shall, as soon as practicable thereafter, make such filings and provide such information and documentation as would have been required under
Section 4.02 during such forty five-day period had the Company been subject thereto during such forty five-day period."

     Section 2.4 Section 4.14 of the Original Indenture. Effective immediately upon execution and delivery of this Supplemental Indenture by the parties hereto, the text of Section 4.14 of the Original Indenture shall be deleted in its entirety and replaced with the following text:

     "The Company and the Subsidiary Guarantors shall comply with TIA Section 314(a)(4)."

                                 ARTICLE THREE

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     Section 3.1 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

     Section 3.2 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     Section 3.3 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     Section 3.4 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     Section 3.5 Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.


                                       3.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first written above.



                          TV GUIDE, INC., on behalf of itself and the Subsidiary Guarantors


                          By:  /s/  Peter C. Boylan, III
                              -----------------------------
                              Peter C. Boylan, III
                              Co-Chairman & Chief Executive Officer, and Co-
                                President


                          THE BANK OF NEW YORK


                          By:  /s/  Van K. Brown
                              -----------------------------
                              Name:  Van K. Brown
                              Title: Vice President




                                       4.